EXHIBIT 4.2

FINANCING AGREEMENT
By and Between
WASHOE COUNTY, NEVADA
and
SIERRA PACIFIC POWER COMPANY
Dated as of May 1, 2016
Relating to
$213,930,000
Washoe County, Nevada
Gas Facilities Refunding Revenue Bonds
Gas and Water Facilities Refunding Revenue Bonds
Water Facilities Refunding Revenue Bonds
(Sierra Pacific Power Company Projects)
Series 2016A, B, F and G

The amounts payable to the Issuer (except for amounts payable to, and certain rights and privileges of, the Issuer under Sections 4.2(e), 4.2(g), 5.3, 6.2 (but only to the extent of the charges and expenses incurred by the Issuer) and 6.4 hereof and any rights of the Issuer to receive any notices, certificates, requests, requisitions or communications hereunder) and certain other rights of the Issuer under this Financing Agreement have been pledged and assigned under the Indenture of Trust dated as of May 1, 2016, between the Issuer and The Bank of New York Mellon Trust Company, N.A., as Trustee, with respect to the Bonds.

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FINANCING AGREEMENT
______________
TABLE OF CONTENTS
(This Table of Contents is not a part of this Agreement
and is only for convenience of reference)

SECTION	HEADING	PAGE

	ARTICLE I
	DEFINITIONS

	ARTICLE II
	REPRESENTATIONS

Section 2.1.	Representations and Covenants by the Issuer	7
Section 2.2.	Representations by the Company	8

	ARTICLE III
	ISSUANCE OF THE BONDS

Section 3.1.	Agreement to Issue Bonds; Application of Bond Proceeds	8
Section 3.2.	Deposit of Additional Funds by Company; Redemption of Prior Bonds	9
Section 3.3.	Investment of Moneys in Funds and Accounts	9
Section 3.4.	Tax Exempt Status of Bonds	9

	ARTICLE IV
	LOAN AND PROVISIONS FOR REPAYMENT

Section 4.1.	Loan of Bond Proceeds	10
Section 4.2.	Loan Repayments and Other Amounts Payable	11
Section 4.3.	No Defense or Set-Off	13
Section 4.4.	Payments Pledged and Assigned	13
Section 4.5.	Payment of the Bonds and Other Amounts	14
Section 4.6.	Credit Facility	14

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THIS FINANCING AGREEMENT made and entered into as of May 1, 2016, by and between WASHOE COUNTY, NEVADA, a political subdivision of the State of Nevada, party of the first part (hereinafter referred to as the "Issuer"), and SIERRA PACIFIC POWER COMPANY, a corporation duly organized and existing under the laws of the State of Nevada, party of the second part (hereinafter referred to as the "Company"),
W I T N E S S E T H:
WHEREAS, the Issuer is authorized and empowered by the provisions of the County Economic Development Revenue Bond Law, contained in Sections 244A.669 to 244A.763, inclusive, of the Nevada Revised Statutes, as amended and supplemented (the "Act"), to issue revenue bonds for the purpose of financing the cost of any project, as defined in the Act, and to refund the same; and
WHEREAS, pursuant to and in accordance with the provisions of the Act, the Issuer has authorized the issuance of its Gas Facilities Refunding Revenue Bonds (Sierra Pacific Power Company Project) Series 2016A (the "Series A Bonds") in the aggregate principal amount of $58,700,000, the proceeds of which are to be used to refund $58,700,000 in aggregate principal amount of the Issuer's Gas Facilities Refunding Revenue Bonds (Sierra Pacific Power Company Project) Series 2006A (the "Series 2006A Bonds") previously issued by the Issuer to finance costs of certain gas facilities of the Company constituting a "project" within the meaning of the Act; and
WHEREAS, pursuant to and in accordance with the provisions of the Act, the Issuer has authorized the issuance of its Gas and Water Facilities Refunding Revenue Bonds (Sierra Pacific Power Company Project) Series 2016B (the "Series B Bonds") in the aggregate principal amount of $60,230,000 and its Water Facilities Refunding Revenue Bonds (Sierra Pacific Power Company Project) Series 2016G (the "Series G Bonds") in the aggregate principal amount of $20,000,000, the proceeds of the sale which, including premium in the amount of $4,569,047.80 received from the sale of the Series B Bonds to the Underwriters (as hereinafter defined), are to be used, along with a cash contribution from the Company in the amount of $952.20, to refund $84,800,000 in aggregate principal amount of the Issuer's Gas and Water Facilities Refunding Revenue Bonds (Sierra Pacific Power Company Project) Series 2006C (the "Series 2006C Bonds") previously issued by the Issuer to finance costs of certain gas and water facilities of the Company constituting a "project" within the meaning of the Act; and
WHEREAS, pursuant to and in accordance with the provisions of the Act, the Issuer has authorized the issuance of its Water Facilities Refunding Revenue Bonds (Sierra Pacific Power Company Project) Series 2016F (the "Series F Bonds" and, together with the Series A Bonds, the Series B Bonds and the Series G Bonds, the "Bonds") in the aggregate principal amount of $75,000,000, the proceeds of which are to be used to refund $75,000,000 in aggregate principal amount of the Issuer's Water Facilities Refunding Revenue Bonds (Sierra Pacific Power Company Project) Series 2006B (the "Series 2006B Bonds" and, together with the Series 2006A Bonds and the Series 2006C Bonds, the "Prior Bonds") previously issued by the Issuer to finance costs of certain water facilities of the Company constituting a "project" within the meaning of the Act; and

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WHEREAS, the Issuer and the Company have each duly authorized the execution, delivery and performance of this Financing Agreement; and
WHEREAS, all Bonds will be secured by a pledge and assignment of the payment by the Company to the Issuer hereunder of amounts sufficient for the payment of the principal (or redemption price) of and the interest and premium, if any, on the Bonds; and
WHEREAS, the Bonds will be further secured by a separate series of the Company's G&R Notes issued under the G&R Indenture (each as hereinafter defined) in accordance with the terms of the Agreement;
NOW, THEREFORE, in consideration of the respective representations and agreements hereinafter contained, the parties hereto agree as follows (provided, that in the performance of the agreements of the Issuer herein contained, any obligation it may thereby incur shall not constitute or give rise to a pecuniary liability or a charge upon its general credit or against its taxing powers but shall be payable solely out of the Revenues (as hereinafter defined) derived from this Financing Agreement and the Bonds, as hereinafter defined):
ARTICLE I

REPRESENTATIONS
The following terms shall have the meanings specified in this Article unless the context clearly requires otherwise. The singular shall include the plural and the masculine shall include the feminine.
"Act" means the County Economic Development Revenue Bond Law, as amended, contained in Sections 244A.669 to 244A.763, inclusive, of the Nevada Revised Statutes.
"Administrative Expenses" means the reasonable and necessary expenses (including the reasonable value of employee services and fees of Counsel) incurred by the Issuer in connection with the Bonds, this Agreement, the Indenture and any transaction or event contemplated by this Agreement or the Indenture.
"Agreement" means this Financing Agreement by and between the Issuer and the Company, as from time to time amended and supplemented.
"Authorized Company Representative" means any person designated from time to time as a person authorized to act on behalf of the Company in a written Certificate of the Company, signed by a duly authorized officer of the Company and containing the specimen signature of such person, furnished to the Issuer, the Trustee, each Remarketing Agent, if any, and each Credit Provider, if any. Such certificate may designate an alternate or alternates.

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"Authorized Issuer Representative" means any member of the Governing Body and any other person as may be designated and authorized to sign on behalf of the Issuer pursuant to a resolution adopted by the Governing Body.
"Bankruptcy Code" means the United States Bankruptcy Reform Act of 1978, as amended from time to time, or any substitute or replacement legislation.
"Bond" or "Bonds" means the Issuer's bonds identified in Section 2.01(a) of the Indenture, authorized and issued thereunder in an aggregate principal amount not to exceed $213,930,000.
"Bond Counsel" means Kutak Rock LLP or any attorney at law or firm of attorneys of nationally recognized standing in matters pertaining to the validity of, and the exclusion from gross income for federal tax purposes of interest on, bonds issued by states and political subdivisions, selected by the Company and duly admitted to practice law before the highest court of any state of the United States, but shall not include counsel for the Company.
"Bond Fund" means the Bond Fund established pursuant to Section 6.02 of the Indenture.
"Bondholder" or "Owner" or "owner" or "holder of Bonds" or "holder" or "Holder" means the Person or Persons in whose name or names a Bond shall be registered on books of the Issuer kept by the Trustee for that purpose in accordance with the terms of the Indenture.
"Code" means the Internal Revenue Code of 1986, as amended, and the applicable Treasury Regulations thereunder and, to the extent applicable to the Bonds or the Series 2006C Bonds, the 1954 Code.
"Company" means (i) Sierra Pacific Power Company, a corporation organized under the laws of the State, and its successors and assigns, and (ii) any surviving, resulting or transferee corporation as provided in Section 5.1 hereof.
"Counsel" means an attorney at law or a firm of attorneys (who may be an employee of or counsel to the Issuer or the Company or the Trustee) duly admitted to the practice of law before the highest court of any state of the United States of America or of the District of Columbia.
"Credit Agreement" means, with respect to a series of Bonds, any agreement between the Company (or any entity acting for the benefit of the Company) and a Credit Provider, as from time to time supplemented and amended, under the terms of which such Credit Provider has agreed to issue and deliver a Credit Facility with respect to such series of Bonds, and which provides that it is a Credit Agreement (or which the Company has notified the Trustee, the Issuer and the Remarketing Agent in writing that it is a Credit Agreement) for purposes of this Agreement and the Indenture.
"Credit Facility" means, with respect to a series of Bonds, any letter of credit, standby purchase agreement, guarantee, bond insurance or other support arrangement or security or any combination of the foregoing, if any, provided by the Company with respect to such Bonds pursuant to Section 4.6 hereof and Section 6.17 of the Indenture but shall not include the G&R Notes. Any

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reference to a Credit Facility for any series of Bonds in the Indenture and in this Agreement at such time when there is no Credit Facility in effect for such series of Bonds shall be disregarded.
"Credit Provider" means, with respect to a Credit Facility, if any, for a series of Bonds, the provider of such Credit Facility then in effect, its successors and assigns, and shall not mean the Company in any event. Any reference to a Credit Provider for any series of Bonds in the Indenture and in this Agreement at such time when there is no Credit Facility in effect or no obligations owing to a Credit Provider under a Credit Agreement for such series of Bonds shall be disregarded.
"Extraordinary Services" and "Extraordinary Expenses" means all services rendered and all expenses (including fees and expenses of Counsel) incurred under the Indenture and the Tax Agreement other than Ordinary Services and Ordinary Expenses.
"Force Majeure" means acts of God, strikes, lockouts or other industrial disturbances; acts of public enemies; orders or restraints of any kind of the governments of the United States or of the State, or any of their departments, agencies or officials, or any civil or military authority; insurrections; riots; landslides; lightning; earthquakes; fires; tornadoes; volcanoes; storms; droughts; floods; explosions, breakage, or malfunction or accident to machinery, transmission lines, pipes or canals, even if resulting from negligence; civil disturbances; or any other cause not reasonably within the control of the Company.
"G&R Indenture" means the General and Refunding Mortgage Indenture dated as of May 1, 2001 between the Company and the G&R Trustee, as amended and supplemented from time to time.
"G&R Notes" means the Company's General and Refunding Mortgage Note, Series V, No. V-2, due March 1, 2036 in a principal amount equal to that of the outstanding Bonds, initially in the amount of $213,930,000.
"G&R Trustee" means The Bank of New York Mellon Trust Company, N.A. (formerly The Bank of New York), as trustee under the G&R Indenture or any successor trustee.
"Gas Facilities" has the meaning set forth in the Project Certificate. All $58,700,000 of the proceeds of the Series A Bonds and $28,620,000 of the proceeds of the Series B Bonds shall be deemed to have refinanced the Gas Facilities.
"Governing Body" means the Board of Commissioners of the Issuer.
"Hereof," "herein," "hereunder" and other words of similar import refer to this Agreement as a whole.
"Indenture" means the Indenture of Trust relating to the Bonds and this Agreement between the Issuer and The Bank of New York Mellon Trust Company, N.A., as Trustee, of even date herewith, pursuant to which the Bonds are authorized to be issued, including any indentures supplemental thereto or amendatory thereof.
"Issue Date" means May 24, 2016, the date of issuance and delivery of the Bonds.

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"Issuer" means Washoe County, Nevada, a political subdivision of the State exercising public and essential government functions, and any successor body to the duties or functions of the Issuer.
"1954 Code" means the Internal Revenue Code of 1954, as amended, and the applicable Treasury Regulations thereunder.
"Ordinary Services" and "Ordinary Expenses" means those services normally rendered and those expenses including fees and expenses of Counsel, normally incurred by a trustee or paying agent under instruments similar to the Indenture and the Tax Agreement.
"Person" means an individual, a corporation, a partnership, a limited liability company, a trust, a joint venture, an unincorporated organization, any other legally recognized entity, or a government or any agency or political subdivision thereof.
"Prior Bonds" means the Series 2006A Bonds, the Series 2006B Bonds and the Series 2006C Bonds.
"Project" means, collectively, the Gas Facilities and the Water Facilities as provided in the Project Certificate.
"Project Certificate" means the Company's Project and Refunding Certificate, delivered concurrently with the issuance of the Bonds, with respect to certain facts which are within the knowledge of the Company and certain reasonable assumptions of the Company, to enable Kutak Rock LLP, as Bond Counsel, to determine that interest on the Bonds is not includable in the gross income of the Owners of the Bonds for federal income tax purposes.
"Remarketing Agent" means any investment banking firm which may at any time be appointed Remarketing Agent for the Bonds of a series as provided in Section 9.14 of the Indenture. Any reference to the Remarketing Agent for any series of Bonds herein and in the Indenture at any time when there is no Remarketing Agent appointed for such series of Bonds shall be disregarded.
"Repayment Installment" means any amount the Company is required to pay directly to the Trustee pursuant to Section 4.2(a) hereof as a repayment of the loan made by the Issuer hereunder (including payments, if any, on the G&R Notes) equal to the payments of principal and interest due on the Bonds.
"Replacement Bonds" means any series of Bonds that replace the then existing series of Bonds on any Mode Change Date as described in the last paragraph of Section 2.01(b) of the Indenture.
"Revenues" means all rents, receipts, Repayment Installments and other income derived by the Issuer or the Trustee with respect to the Bonds under this Agreement or otherwise in respect of the refinancing of the Project as contemplated by this Agreement, including any amounts paid pursuant to the G&R Notes, and any income or revenue derived from the investment of any money in any fund or account established pursuant to the Indenture (other than the Purchase Fund, any Rebate Fund and the accounts therein), including all Repayment Installments and any other payments

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made by the Company with respect to the Bonds pursuant to this Agreement, and, with respect to a series of Bonds, all moneys realized by the Trustee under any Credit Facility, if any, for such series of Bonds; provided, however, that such term shall not include payments to the Issuer or the Trustee pursuant to Sections 4.2(c), 4.2(e), 4.2(g), 5.3, 6.2 (but only to the extent of charges and expenses incurred by the Issuer or the Trustee in the exercise of remedies pursuant to such Section) and 6.4 of the Agreement or any amounts on deposit in the Purchase Fund, any Rebate Fund or any account therein.
"Series 2006A Bonds" means the Issuer's Gas Facilities Refunding Revenue Bonds (Sierra Pacific Power Company Project) Series 2006A, currently outstanding in the aggregate principal amount of $58,700,000.
"Series 2006A Indenture" means the Indenture of Trust dated as of November 1, 2006 between the Issuer and the Series 2006A Trustee, as trustee, pursuant to which the Series 2006A Bonds were issued.
"Series 2006A Trustee" means The Bank of New York Mellon (formerly The Bank of New York), as current trustee under the Series 2006A Indenture.
"Series 2006B Bonds" means the Issuer's Water Facilities Refunding Revenue Bonds (Sierra Pacific Power Company Project) Series 2006B, currently outstanding in the aggregate principal amount of $75,000,000.
"Series 2006B Indenture" means the Indenture of Trust dated as of November 1, 2006 between the Issuer and the Series 2006B Trustee, as trustee, pursuant to which the Series 2006B Bonds were issued.
"Series 2006B Trustee" means The Bank of New York Mellon (formerly The Bank of New York), as current trustee under the Series 2006B Indenture.
"Series 2006C Bonds" means the Issuer's Gas and Water Facilities Refunding Revenue Bonds (Sierra Pacific Power Company Project) Series 2006C, currently outstanding in the aggregate principal amount of $84,800,000.
"Series 2006C Indenture" means the Indenture of Trust dated as of November 1, 2006 between the Issuer and the Series 2006C Trustee, as trustee, pursuant to which the Series 2006C Bonds were issued.
"Series 2006C Trustee" means The Bank of New York Mellon (formerly The Bank of New York), as current trustee under the Series 2006C Indenture.
"State" means the State of Nevada.
"Tax Agreement" means the Tax Exemption Certificate and Agreement relating to the Bonds, dated the Issue Date, among the Issuer, the Company and the Trustee, as the same may be amended and supplemented from time to time.

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"Trust Estate" means the property conveyed to the Trustee as security for the Bonds pursuant to the Granting Clauses of the Indenture and as defined in the Indenture.
"Trustee" means The Bank of New York Mellon Trust Company, N.A., as Trustee under the Indenture, and its successors and assigns or any successor trustee appointed pursuant to Section 9.08 of the Indenture.
"Underwriters" means, with respect to the Series A Bonds and the Series B Bonds, J.P. Morgan Securities LLC, KeyBanc Capital Markets Inc. and SunTrust Robinson Humphrey, Inc. Because the Series F Bonds and the Series G Bonds are being sold by the Issuer to the Company, there is no "Underwriter" for the Series F Bonds or the Series G Bonds.
"Water Facilities" means the portion of the Project constituting water facilities that were refinanced with a portion of the proceeds of the Series 2006C Bonds and with the proceeds of the Series 2006B Bonds, were sold in June of 2001 to, and are now owned by, Truckee Meadows Water Authority, and are now being refinanced with a portion of the proceeds of the Series B Bonds and with the proceeds of the Series F Bonds and the Series G Bonds, all as more fully described in the Project Certificate. Proceeds of the Series B Bonds in the amount of $36,174,397 are deemed to have refinanced a portion of the Water Facilities.
All other terms used herein which are defined in the Indenture shall have the same meanings assigned them in the Indenture unless the context otherwise requires.
ARTICLE II

REPRESENTATIONS
Section 2.1. Representations and Covenants by the Issuer. The Issuer makes the following representations and covenants as the basis for the undertakings on its part herein contained:
(a)    The Issuer is a duly organized and existing political subdivision of the State of Nevada. Under the provisions of the Act, the Issuer is authorized to enter into the transactions contemplated by this Agreement, the Indenture and the Tax Agreement and to carry out its obligations hereunder and thereunder. The Issuer has duly authorized the execution and delivery of this Agreement, the Indenture and the Tax Agreement.
(b)    The Bonds are to be issued under and secured by the Indenture, pursuant to which certain of the Issuer's interests in this Agreement and the Revenues derived by the Issuer pursuant to this Agreement will be pledged and assigned as security for payment of the principal of, premium, if any, and interest on, the Bonds.
(c)    The Governing Body of the Issuer has found that the issuance of the Bonds will further the public purposes of the Act.
(d)    The Issuer has not assigned and will not assign any of its interests in this Agreement other than pursuant to the Indenture.

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(e)    No member of the Governing Body of the Issuer, nor any other officer of the Issuer, has any interest, financial (other than ownership of less than one-tenth of one percent (.1%) of the publicly traded securities issued by the Company or its affiliated corporations), employment or other, in the Company or in the transactions contemplated hereby.
Section 2.2. Representations by the Company. The Company makes the following representations as the basis for the undertakings on its part herein contained:
(a)    The Company is a corporation duly incorporated under the laws of the State and is in good standing in the State, is qualified to do business as a foreign corporation in all other states and jurisdictions wherein the nature of the business transacted by the Company or the nature of the property owned or leased by it makes such licensing or qualification necessary, and has the power to enter into and by proper corporate action has been duly authorized to execute and deliver this Agreement and the Tax Agreement.
(b)    Neither the execution and delivery of this Agreement or the Tax Agreement, the consummation of the transactions contemplated hereby and thereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement and the Tax Agreement, conflicts with or results in a breach of any of the terms, conditions or provisions of any corporate restriction or any agreement or instrument to which the Company is now a party or by which it is bound, or constitutes a default under any of the foregoing, or results in the creation or imposition of any lien, charge or encumbrance whatsoever upon any of the property or assets of the Company under the terms of any instrument or agreement other than the Indenture.
(c)    The statements, information and descriptions contained in the Project Certificate and the Tax Agreement, as of the date hereof and as of the Issue Date, are and will be true, correct and complete, do not and will not contain any untrue statement or misleading statement of a material fact, and do not and will not omit to state a material fact required to be stated therein or necessary to make the statements, information and descriptions contained therein, in the light of the circumstances under which they were made, not misleading.
ARTICLE III

ISSUANCE OF THE BONDS
Section 3.1. Agreement to Issue Bonds; Application of Bond Proceeds. In order to provide funds to lend to the Company to refund the Prior Bonds as provided in Section 4.1 hereof, the Issuer agrees that it will issue under the Indenture its Bonds in the aggregate principal amount of $213,930,000 as set forth in the Indenture, that it will sell the Series A Bonds and the Series B Bonds to the Underwriters and cause them to be delivered to the Underwriters, and that that it will sell the Series F Bonds and the Series G Bonds to the Company and cause them to be delivered to

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the Company. The Issuer will thereupon apply the proceeds received from the sale of the Bonds as provided in Section 3.02 of the Indenture.
Section 3.2. Deposit of Additional Funds by Company; Redemption of Prior Bonds. The Company covenants to provide on the related optional redemption date (1) moneys for deposit with the Series 2006A Trustee for the Series 2006A Bonds which, together with the proceeds in the Bond Proceeds Fund established under the Indenture (or the 2006A Account therein, as applicable, as provided in Section 3.02 of the Indenture) and transferred to the Series 2006A Trustee, will be sufficient to pay the redemption price of all of the Series 2006A Bonds to be redeemed on the redemption date within 90 days of the Issue Date, (2) moneys for deposit with the Series 2006B Trustee for the Series 2006B Bonds which, together with the proceeds in the Bond Proceeds Fund established under the Indenture (or the 2006B Account therein, as applicable, as provided in Section 3.02 of the Indenture) and transferred to the Series 2006B Trustee, will be sufficient to pay the redemption price of all of the Series 2006B Bonds to be redeemed on the redemption date within 90 days of the Issue Date, and (3) moneys for deposit with the Series 2006C Trustee for the Series 2006C Bonds which, together with the proceeds in the Bond Proceeds Fund established under the Indenture (or the 2006C Account therein, as applicable, as provided in Section 3.02 of the Indenture) and transferred to the Series 2006C Trustee, will be sufficient to pay the redemption price of all of the Series 2006C Bonds to be redeemed on the redemption date within 90 days of the Issue Date.
Section 3.3. Investment of Moneys in Funds and Accounts. Any moneys in any fund or account held by the Trustee with respect to the Bonds shall, to the extent permitted under the Indenture, at the written direction of an Authorized Company Representative, be invested or reinvested by the Trustee as provided in the Indenture. Such investments shall be deemed at all times a part of the fund or account from which such investments were made, and the interest accruing thereon and any profit or loss realized therefrom shall, except as otherwise provided in the Indenture, be credited or charged to such fund or account.
Section 3.4. Tax Exempt Status of Bonds. It is the intention of the Company that interest on the Bonds shall be and remain Tax‑Exempt and to that end the covenants and agreements of the Company in this Section are for the benefit of the Trustee and each and every holder of the Bonds. The Company covenants and agrees that it has not taken or permitted to be taken and will not take or permit to be taken any action which results in interest paid on the Bonds being included in gross income of the holders or beneficial owners of the Bonds for purposes of federal income taxation (other than a holder or beneficial owner who is a "substantial user" of the Project or a "related person" within the meaning of Section 147(a) of the Code or Section 103(b)(13) of the 1954 Code, as applicable). The Company covenants that none of the proceeds of the Bonds or the payments to be made under this Agreement, nor any other funds which may be deemed to be proceeds of the Bonds pursuant to Section 148(a) of the Code, will be invested or used in such a way, and that no

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actions will be taken or not taken, as to cause the Bonds to be treated as "arbitrage bonds" within the meaning of Section 148(a) of the Code. Without limiting the generality of the foregoing, the Company covenants and agrees that the representations of the Company in the Tax Agreement and in the Company's Project Certificate are true and correct as of the Issue Date and that it will comply with the provisions therein with respect to certain facts which are within the knowledge of the Company and certain reasonable assumptions of the Company, to enable Kutak Rock LLP, as Bond Counsel, to determine that interest on the Bonds is not includable in the gross income of the holders of the Bonds for federal income tax purposes. The Company acknowledges that in the event of an examination by the Internal Revenue Service of the exemption from federal income taxation of interest paid on the Bonds, the Issuer is likely to be treated as the "taxpayer" in such examination and agrees that it will respond, and will request the Issuer to respond, in a commercially reasonable manner to any inquiries from the Internal Revenue Service in connection with such an examination. The Issuer covenants that it will take commercially reasonable action to cooperate with the Company, at the Company's expense and at its reasonable direction, in connection with any such examination. The Company recognizes the Issuer may determine to hire its own counsel and other advisors in connection with an examination of the Bonds by the Internal Revenue Service, the cost of which shall be paid by the Company as an Administrative Expense under Section 4.2(e) hereof.
For purposes of the immediately preceding paragraph, the Company will be deemed to have taken or permitted or omitted to take any action which is taken or permitted or omitted by Truckee Meadows Water Authority, the owner of the Water Facilities, or any subsequent owner or operator of the Water Facilities or portion thereof. The Company has received a certificate in connection with the issuance of the Bonds from Truckee Meadows Water Authority with respect to the Water Facilities. This certificate is attached to the Project Certificate.
ARTICLE IV

LOAN AND PROVISIONS FOR REPAYMENT
Section 4.1. Loan of Bond Proceeds. (a) The Issuer agrees, upon the terms and conditions in this Agreement, to lend to the Company the proceeds (exclusive of accrued interest, if any) received by the Issuer from the sale of the Bonds in order to refund the Prior Bonds, and the Company agrees to apply the gross proceeds of such loan to the refunding of the Prior Bonds as set forth in Sections 3.1 and 3.2 hereof. Pursuant to said agreement, the Issuer will issue the Bonds upon the terms and conditions contained in this Agreement and the Indenture. The Issuer and the Company agree that the application of the proceeds of sale of the Bonds to refund and retire the Prior Bonds will be deemed to be and treated for all purposes as a loan to the Company of an amount equal to the aggregate principal amount of the Bonds.
(b)    The Issuer and the Company expressly reserve the right to enter into, to the extent permitted by law, an agreement or agreements other than this Agreement, with respect to the issuance

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by the Issuer, under an indenture or indentures other than the Indenture, of obligations to provide additional funds to refund all or any principal amount of the Bonds.
Section 4.2. Loan Repayments and Other Amounts Payable (a) On each date provided in or pursuant to the Indenture for the payment (whether at maturity or upon redemption or acceleration) of principal of, and premium, if any, and interest on, the Bonds, until the principal of, and premium, if any, and interest on, the Bonds shall have been fully paid or provision for the payment thereof shall have been made in accordance with the Indenture, the Company shall pay to the Trustee in immediately available funds, for deposit in the Bond Fund, as a repayment installment of the loan of the proceeds of the Bonds pursuant to Section 4.1(a) hereof (each, a "Repayment Installment"), a sum equal to the amount payable on such date (whether at maturity or upon redemption or acceleration) as principal of, and premium, if any, and interest on, the Bonds as provided in the Indenture; provided, however, that the obligation of the Company to make any such Repayment Installment shall be reduced by the amount of any moneys then on deposit in the Bond Fund and available for such payment; and provided further, that the obligation of the Company to make any such payment shall be deemed to be satisfied and discharged to the extent of any corresponding payment made by the Credit Provider under any Credit Facility other than bond insurance which may then be in effect for such series of Bonds (if applicable) or under the G&R Notes.
To secure and provide for the payment of Repayment Installments hereunder, the Company hereby and concurrently herewith issues and delivers to the Trustee its G&R Notes and covenants to maintain the G&R Notes in place during the term of this Agreement as herein and in the Indenture provided. Payments of Repayment Installments made by the Company pursuant to this Section 4.2(a) shall be considered to be a satisfaction, to such extent, of its obligation to make corresponding payments on the G&R Notes. The Company agrees that upon the occurrence and continuation of an Event of Default under Section 8.01(c) of the Indenture, the Trustee may demand an immediate mandatory redemption of the G&R Notes. The Trustee, as holder of the G&R Notes, has waived notice of any such mandatory redemption.
(b)    The Company shall pay to the Trustee amounts equal to the amounts to be paid by the Trustee for the purchase of Bonds pursuant to Article V of the Indenture. Such amounts shall be paid by the Company to the Trustee in immediately available funds on each day on which a payment of Purchase Price of a Bond which has been tendered (or deemed tendered) shall become due; provided, however, that the obligation of the Company to make any such payment shall be deemed to be satisfied and discharged to the extent moneys held by the Trustee under the Indenture and available therefor, will enable the Trustee to make such payment in full in a timely manner. If a Credit Facility consisting of a direct pay letter of credit is then in effect for a series of Bonds, any available funds held by the Trustee in the Credit Facility Account for such series in the Purchase Fund pursuant to Section 5.11 of the Indenture, shall be credited against the amount due on such date with respect to the Purchase Price of the Bonds pursuant to this Section.

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(c)    The Company agrees to pay to the Trustee (i) the fees of the Trustee for the Ordinary Services rendered by it and an amount equal to the Ordinary Expenses incurred by it under the Indenture and the Tax Agreement, as and when the same become due, and (ii) the reasonable fees, charges and expenses of the Trustee for reasonable Extraordinary Services and Extraordinary Expenses, as and when the same become due, incurred under the Indenture and the Tax Agreement. The Company agrees that each of the Trustee and the Remarketing Agent, and its officers, agents, servants and employees, shall not be liable for, and agrees that it will at all times indemnify and hold harmless each of the Trustee and the Remarketing Agent, its officers, agents, servants and employees against, any and all losses, costs, charges, expenses, judgments and liabilities created by or arising out of this Agreement, the Indenture or the Tax Agreement, that may be occasioned by any cause (other than the negligence or willful misconduct of the Trustee or the Remarketing Agent, as the case may be, its officers, servants and employees as fully and finally determined by a court of competent jurisdiction). In case any action shall be brought against the Trustee or the Remarketing Agent in respect of which indemnity may be sought against the Company, the Trustee upon receiving written notice of such action or the Remarketing Agent, as the case may be, shall promptly notify the Company in writing and the Company shall be entitled to assume control of the defense thereof, including the employment of Counsel reasonably satisfactory to the Trustee and the payment of all expenses. The Trustee or the Remarketing Agent, as the case may be, shall have the right to employ separate Counsel in any such action and participate in the defense thereof, but the fees and expenses of such Counsel shall be paid by the Trustee or the Remarketing Agent, as the case may be, unless (i) the employment of such Counsel has been authorized by the Company, (ii) the Trustee or the Remarketing Agent, as the case may be, has determined in good faith that there may be a conflict of interest of such Counsel retained by the Company between the Company and the Trustee or the Remarketing Agent, as the case may be, in the conduct of such defense, (iii) the Company ceases or terminates the employment of such Counsel retained by the Company or (iv) such Counsel retained by the Company withdraws with respect to such defense. The Company shall not be liable for any settlement of any such action without its consent (which consent shall not be unreasonably withheld), but if any such action is settled with the consent of the Company or if there be final judgment for the plaintiff in any such action, the Company agrees to indemnify and hold harmless the Trustee or the Remarketing Agent, as the case may be, from and against any loss or liability by reason of such settlement or final judgment. The Company agrees that the indemnification provided herein shall survive the termination of this Agreement or the Indenture or the resignation or removal of the Trustee or the Remarketing Agent, as the case may be. For purposes of this Section 4.2(c), the Trustee and the Remarketing Agent are deemed third party beneficiaries of this Agreement.
(d)    The Company agrees to pay all costs incurred in connection with the issuance of the Bonds from sources other than Bond proceeds and the Issuer shall have no obligation with respect to such costs.
(e)    The Company agrees to indemnify and hold harmless the Issuer and any member, officer, official or employee of the Issuer against any and all losses, costs, charges, expenses, judgments and liabilities created by or arising out of this Agreement, the Indenture, any Remarketing Agreement, the Bond Purchase Agreement or the Tax Agreement or otherwise incurred in connection with the issuance of the Bonds. The Company agrees to pay the Issuer its Closing Fee in connection

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with the issuance of the Bonds in the amount of $170,000. The Issuer may submit to the Company periodic statements, not more frequently than monthly, for its Administrative Expenses and the Company shall make payment to the Issuer of the full amount of each such statement within 30 days after the Company receives such statement.
(f)    The Company agrees to pay to any Remarketing Agent for a series of Bonds the reasonable fees, charges and expenses of such Remarketing Agent when the same become due and the Issuer shall have no obligation or liability with respect to the payment of any such fees, charges or expenses. For purposes of this Section 4.2(f), the Remarketing Agent is deemed a third party beneficiary of this Agreement.
(g)    In the event the Company shall fail to make any of the payments required by (a) or (b) of this Section 4.2, the payment so in default shall continue as an obligation of the Company until the amount in default shall have been fully paid and the Company will pay interest to the extent permitted by law, on any overdue amount at the rate of interest borne by the Bonds on the date on which such amount became due and payable until paid. In the event the Company shall fail to make any of the payments required by (c), (d), (e) or (f) of this Section 4.2, the payment so in default shall continue as an obligation of the Company until the amount in default shall have been fully paid, and the Company agrees to to make any payment required by (e) of this Section 4.2 with interest thereon to the extent permitted by law at a rate 1% above the rate of interest then charged by the Trustee on 90-day commercial loans to its prime commercial borrowers until paid. The provisions of this Section shall survive the termination of this Agreement.
Section 4.3. No Defense or Set-Off. The obligation of the Company to make the payments pursuant to this Agreement and the G&R Notes shall be absolute and unconditional without defense or set-off by reason of any default by the Issuer under this Agreement or under any other agreement between the Company and the Issuer or for any other reason, it being the intention of the parties that the payments required hereunder will be paid in full when due without any delay or diminution whatsoever.
Section 4.4. Payments Pledged and Assigned. It is understood and agreed that all payments required to be made by the Company pursuant to Section 4.2 hereof (except payments made to the Trustee or any Remarketing Agent pursuant to Section 4.2(c) hereof, to the Issuer pursuant to Section 4.2(e) hereof, to any Remarketing Agent pursuant to Section 4.2(f) hereof, and to any or all of the Issuer, the Trustee and any Remarketing Agent pursuant to Section 4.2(g) hereof) and certain rights of the Issuer hereunder are pledged and assigned by the Indenture. The Company consents to such pledge and assignment. The Issuer hereby directs the Company and the Company hereby agrees to pay or cause to be paid to the Trustee all said amounts except payments to be made to the Issuer pursuant to Sections 4.2(e) and (g) hereof and payments to be made to any Remarketing Agent pursuant to Sections 4.2(c), (f) and (g) hereof. The Project will not constitute any part of the security for the Bonds, except to the extent that the Trustee as the holder of the G&R Notes has a lien on the Gas Facilities under the G&R Indenture.

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Section 4.5. Payment of the Bonds and Other Amounts. The Bonds and interest and premium, if any, thereon shall be payable solely from (i) Repayment Installments made by the Company to the Trustee under Section 4.2(a) hereof and (ii) other moneys on deposit in the Bond Fund and available therefor.
Payments of principal of, and premium, if any, or interest on, the Bonds with moneys in the Bond Fund on any due date for a Repayment Installment required by Section 4.2(a) hereof shall be credited against the obligation to pay such Repayment Installment to the extent such moneys are available for such purpose.
Whenever any Bonds are redeemable in whole or in part at the option of the Company, the Trustee, on behalf of the Issuer, shall redeem the same upon the request of the Company and such redemption (unless conditional) shall be made from Repayment Installments made by the Company to the Trustee under Section 4.2(a) hereof equal to the redemption price of such Bonds.
Whenever payment or provision therefor has been made in respect of the principal of, or premium, if any, or interest on, all or any portion of the Bonds in accordance with the Indenture (whether at maturity or upon redemption or acceleration or upon provision for payment in accordance with Article XI of the Indenture), Repayment Installments shall be deemed paid to the extent such payment or provision therefor has been made and is considered to be a payment of principal of, or premium, if any, or interest on, such Bonds. If such Bonds are thereby deemed paid in full, the Trustee shall notify the Company and the Issuer that such payment requirement has been satisfied. Subject to the foregoing, or unless the Company is entitled to a credit under this Agreement or the Indenture, all payments shall be in the full amount required by Section 4.2(a) hereof.
Section 4.6. Credit Facility. (a)  No Credit Facility is being delivered for the Series A Bonds, the Series B Bonds, the Series F Bonds or the Series G Bonds on the Issue Date. The Company may at any time provide a Credit Facility with respect to the Bonds of a series (and substitute Credit Facilities therefor) in accordance with the conditions and provisions of this Section and of Section 6.17 of the Indenture and upon delivery to the Trustee of the items specified in subsection (c) below.
(b)    Any such Credit Facility for a series of Bonds shall meet the following conditions:
(i)    the provisions of such Credit Facility shall be reasonably acceptable to the Trustee;
(ii)    the effective date of such Credit Facility shall be a day that allows the Trustee to provide, if applicable, the required notice of mandatory purchase to the Owners of the Bonds pursuant to Section 5.05 of the Indenture and (A) any Business Day during a Daily Mode or a Weekly Mode, (B) a Mandatory Purchase Date described in Section 5.02, 5.03, 5.04 or 5.05 of the Indenture, or (C) any Business Day during which the Bonds of such series are permitted to be redeemed at the option of the Company pursuant to Section 4.01(a), (b), (c) or (d) of the Indenture and, if a Credit Facility is then in effect for such series of Bonds, on or before the last

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Business Day that is two Business Days prior to the Expiration Date of such then existing Credit Facility;
(iii)    the term of such Credit Facility must extend at least 364 days or to at least the first date on which a replacement Credit Facility could become effective as described in clause (ii) above, whichever is longer; and
(iv)    if such Credit Facility is a direct pay letter of credit, it shall be in the amount of (A) the aggregate principal amount of the Bonds of such series to enable the Trustee to pay (1) the principal of such Bonds at maturity, upon call for redemption prior to maturity or acceleration, (2) the portion of the Purchase Price of the Bonds of such series tendered or deemed to be tendered to the Trustee or the related Remarketing Agent for optional or mandatory purchase pursuant to Article V of the Indenture equal to the aggregate principal amount thereof to the extent remarketing proceeds are not available for such purpose in the related series subaccount of the Remarketing Proceeds Account and (3) the portion of the Purchase Price of the Bonds of such series purchased in lieu of redemption pursuant to Section 4.06 of the Indenture equal to that portion of the redemption price of such Bonds equal to the principal that would have been payable on such Bonds on the redemption date had such Bonds been redeemed rather than purchased; plus (B) interest to accrue on the Bonds of such series during the term of such Credit Facility (which may be specified for a maximum Interest Accrual Period plus a certain number of days required by each Rating Agency then rating such Bonds to obtain a rating on such Bonds based on such letter of credit, and at a rate up to the Maximum Rate) to enable the Trustee to pay (1) the interest on the Bonds of such series when due, (2) the portion of the Purchase Price of the Bonds of such series tendered or deemed to be tendered to the Trustee or the related Remarketing Agent for optional or mandatory purchase pursuant to Article V of the Indenture equal to the accrued and unpaid interest, if any, on such Bonds to the extent remarketing proceeds are not available for such purpose in the related series subaccount of the Remarketing Proceeds Account and (3) the portion of the Purchase Price of the Bonds of such series purchased in lieu of redemption pursuant to Section 4.06 of the Indenture equal to that portion of the redemption price of such Bonds equal to the accrued and unpaid interest, if any, that would have been payable on such Bonds on the redemption date had such Bonds been redeemed rather than purchased; plus (C) any redemption premium that may be payable on the Bonds of such series during the term of such Credit Facility in the event of an optional redemption of all of the Bonds of such series to enable the Trustee to pay (1) any such redemption premium upon an optional redemption of such Bonds, (2) the portion of the Purchase Price of the Bonds of such series tendered or deemed to be tendered to the Trustee for mandatory purchase pursuant to Article V of the Indenture equal to the premium that would have been payable on the redemption date had such Bonds been redeemed rather than purchased and (3) the portion of the Purchase Price of the Bonds of such series purchased in lieu of redemption pursuant to Section 4.06 of the Indenture equal to the premium that would have been payable on the redemption date had the Bonds been redeemed rather than purchased. Notwithstanding the above, any redemption premium that may be payable on the Bonds of a series during the term of a Credit Facility (either as such premium or as a part of the Purchase Price thereof) need not be covered by such Credit Facility so long as it shall be paid with Eligible Moneys on the date, if any, it becomes due and payable

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and if such coverage is not required by each Rating Agency then rating such Bonds to obtain a rating on such Bonds based on such letter of credit.
(c)    On or prior to the date, if any, of the delivery of a Credit Facility for a series of Bonds to the Trustee pursuant to subsection (a) above that meets the requirements set forth in subsection (b) above, the Company shall cause to be delivered to the Trustee and the Issuer a Favorable Opinion of Bond Counsel addressed to the Trustee and the Issuer. Upon receipt by the Trustee of any such Credit Facility and the opinion described above, the Trustee shall accept such Credit Facility and surrender any previously held Credit Facility to the Credit Provider thereof for cancellation promptly upon such replacement Credit Facility becoming effective; provided that the previous Credit Provider has honored all demands for payment on any Credit Facility being replaced.
(d)    As provided in Section 6.17(e) of the Indenture, the Trustee shall not sell, assign or otherwise transfer any Credit Facility, except to a successor Trustee under the Indenture and in accordance with the terms of the Credit Facility and the Indenture.
(e)    So long as a Credit Facility constituting a direct pay letter of credit is in effect for a series of Bonds, the Company agrees not to purchase, and not to permit any Affiliate of the Company or any other Person obligated (as guarantor or otherwise) to make payments on the Bonds or under the Agreement or the related Credit Agreement to purchase, the Bonds.
ARTICLE V

SPECIAL COVENANTS AND AGREEMENTS
Section 5.1. Company to Maintain its Corporate Existence; Conditions Under Which Exceptions Permitted. The Company agrees that during the term of this Agreement it will maintain its existence as a corporation, will continue to maintain its status as a corporation in good standing in the State, will not dissolve or otherwise dispose of all or substantially all of its assets and will not combine or consolidate with or merge into another Person or permit one or more Persons to consolidate with or merge into it; provided, however, that the Company may so combine, consolidate with, or merge into another Person legally existing under the laws of one of the states of the United States, or permit one or more Persons to consolidate with or merge into it, or sell or otherwise transfer to another Person all or substantially all of its assets as an entirety and thereafter dissolve if the surviving, resulting, or transferee Person, as the case may be, assumes and agrees in writing to pay and perform all of the obligations of the Company hereunder. Any transfer of all or substantially all of the Company's generation assets shall not be deemed to constitute a "disposition of all or substantially all of the Company's assets" within the meaning of the preceding paragraph. Any such transfer of the Company's generation assets shall not relieve the Company of any of its obligations under this Agreement.
The Company need not comply with any of the provisions of this Section 5.1 if, at the time of such merger or consolidation, the Bonds will be defeased as provided in Article XI of the Indenture.

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Section 5.2. Annual Statement The Company agrees to have an annual audit made by its regular independent certified public accountants and to furnish the Trustee (within 30 days after receipt by the Company) with a balance sheet and statement of income and surplus showing the financial condition of the Company and its consolidated subsidiaries, if any, at the close of each fiscal year and the results of operations of the Company and its consolidated subsidiaries, if any, for each fiscal year, accompanied by a report of said accountants that such statements have been prepared in accordance with generally accepted accounting principles. The Company's obligations under this Section 5.2 may be satisfied by delivering a copy of the Company's Annual Report on Form 10‑K to the Trustee within 10 days after it is filed with the Securities and Exchange Commission.
Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee's receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company's compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on officer's certificates).
Section 5.3. Maintenance and Repair; Insurance; Taxes; Disposition. Because the Company sold the Water Facilities that constitute a portion of the "Project" to the Truckee Meadows Water Authority in June of 2001 and does not operate or control the Water Facilities, the Company has no obligation to operate, maintain, repair or insure the Water Facilities. For so long as the Company shall own, operate or control the Gas Facilities (or portion thereof), to the extent permitted by applicable law and regulation, (i) the Company shall maintain or cause to be maintained the Gas Facilities (or portion thereof) during the term of this Agreement in good repair and keep them properly insured and shall promptly pay or cause to be paid all costs thereof, and (ii) the Company shall promptly pay or cause to be paid all installments of taxes, installments of special assessments, and all governmental, utility and other charges with respect to the Gas Facilities (or portion thereof), when due.
The Company may, at its own expense and in its own name in good faith contest or appeal any such taxes, assessments or other charges, or installments thereof, but shall not permit any such taxes, assessments or other charges, or installments thereof, to remain unpaid if such nonpayment shall subject the Gas Facilities or any part thereof to loss or forfeiture. The Company, subject to the provisions of Section 3.4 hereof, is not required by this Agreement to operate, or cause to be operated, any portion of the Gas Facilities owned by the Company after the Company shall deem in its discretion that such continued operation by the Company is not advisable, and in such event the Company may sell, lease or retire all or any such portion of the Gas Facilities. Subject to the provisions of Section 3.4 hereof, the net proceeds from such sale, lease or other disposition, if any, shall belong to, and may be used for any lawful purpose by, the Company. Upon disposition of the Gas Facilities in their entirety by the Company in accordance with this Section, the Company shall be discharged from its obligations to operate, maintain, repair and insure the Gas Facilities as set forth in this Section. Any such sale, lease or other disposition shall comply with the requirements

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of the Tax Agreement. Under any and all circumstances, the Issuer shall have no obligation whatsoever with respect to the operation, maintenance, repair or insurance of the Project.
Section 5.4. Recordation and Other Instruments. The Company shall cause such security agreements, financing statements and all supplements thereto and other instruments as may be required from time to time to be kept, to be recorded and filed in such manner and in such places as may be required by law in order to fully preserve, protect and perfect the security of the Owners of the Bonds and the rights of the Trustee, and to perfect the security interest created by the Indenture.
Section 5.5. No Warranty by the Issuer. The Issuer makes no warranty, either express or implied, as to the Project or that it was or will be suitable for the purposes of the Company or needs of the Company.
Section 5.6. Agreement as to Ownership of the Project The Issuer and the Company agree that title to the Project shall not be in the Issuer, and that the Issuer shall have no interest in the Project.
Section 5.7. Company to Furnish Notice of Mode Changes. The Company is hereby granted the option to designate from time to time changes in Modes (and to rescind such changes) in the manner and to the extent set forth in Section 2.07 of the Indenture. In the event the Company elects to exercise any such option, the Company agrees that it shall cause notices of proposed changes in Modes (or rescissions thereof) to be given to the Notice Parties in accordance with the provisions of Section 2.07 of the Indenture and to deliver any Opinions of Bond Counsel required under the Indenture in connection therewith.
Section 5.8. Information Reporting, Etc. The Issuer covenants and agrees that, upon the direction of the Company or Bond Counsel, it will mail or cause to be mailed to the Secretary of the Treasury (or his designee as prescribed by regulation, currently the Internal Revenue Service Center, Ogden, Utah) a statement setting forth the information required by Section 149(e) of the Code, which statement shall be in the form of the Information Return for Tax-Exempt Private Activity Bond Issues (Form 8038) of the Internal Revenue Service (or any successor form) and which shall be completed by the Company and Bond Counsel based in part upon information supplied by the Company and Bond Counsel.
Section 5.9. Limited Liability of Issuer. Any obligation or liability of the Issuer created by or arising out of this Agreement or otherwise incurred in connection with the issuance of the Bonds (including without limitation any liability created by or arising out of the representations, warranties or covenants set forth herein or otherwise) shall not impose a debt or pecuniary liability upon the Issuer or the State or any political subdivision thereof, or a charge upon the general credit or taxing powers of any of the foregoing, but shall be payable solely out of the Revenues or other

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amounts payable by the Company to the Issuer hereunder or otherwise (including without limitation any amounts derived from indemnifications given by the Company).
Neither the issuance of the Bonds nor the delivery of this Agreement shall, directly or indirectly or contingently, obligate the Issuer or the State or any political subdivision thereof to levy any form of taxation therefor or to make any appropriation for their payment. Nothing in the Bonds or in the Indenture or this Agreement or the proceedings of the Issuer authorizing the Bonds or in the Act or in any other related document shall be construed to authorize the Issuer to create a debt of the Issuer or the State or any political subdivision thereof within the meaning of any constitutional or statutory provision of the State. The principal of, and premium, if any, and interest on, the Bonds shall be payable solely from the funds pledged for their payment in accordance with the Indenture and available therefor under this Agreement. Neither the State nor any political subdivision thereof shall in any event be liable for the payment of the principal of, premium, if any, or interest on, the Bonds or for the performance of any pledge, obligation or agreement of any kind whatsoever which may be undertaken by the Issuer. No breach of any such pledge, obligation or agreement may impose any pecuniary liability upon the Issuer or the State or any political subdivision thereof, or any charge upon the general credit or against the taxing power of the Issuer or the State or any political subdivision thereof.
Section 5.10. Inspection of Project. Because the Company sold the Water Facilities that constitute a portion of the "Project" to the Truckee Meadows Water Authority in June of 2001 and does not operate or control the Water Facilities, the Issuer understands that the Company cannot grant the Issuer or its duly authorized agents the right to enter upon the site of the Water Facilities (or portion thereof) to examine and inspect the Water Facilities. The Company agrees that during the term of this Agreement, to the extent the Company owns, operates or controls the Gas Facilities (or portion thereof), the Issuer and its duly authorized agents shall have the right at all reasonable times during normal business hours to enter upon the site of the Gas Facilities (or portion thereof) to examine and inspect the Gas Facilities; provided, however, that this right is subject to federal and State laws and regulations applicable to the site of the Gas Facilities; and provided further that the Company reserves the right to restrict access to the Gas Facilities in accordance with reasonably adopted procedures relating to safety and security. The rights of access hereby reserved to the Issuer may be exercised only upon giving reasonable notice and after such agent shall have executed release of liability and secrecy agreements if requested by the Company in the form then currently used by the Company, and nothing contained in this Section or in any other provision of this Agreement shall be construed to entitle the Issuer to any information or inspection involving the confidential know-how of the Company. The limitations contained in this Section do not affect any rights of inspection or other rights the Issuer has as a result of any law, ordinance, regulation, contract or other instrument.
Section 5.11. Indenture Covenants. The Company covenants to observe and perform all of the obligations imposed on it under the Indenture.

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ARTICLE VI

EVENTS OF DEFAULT AND REMEDIES
Section 6.1. Events of Default Defined. Any one of the following which occurs and continues shall constitute an "Event of Default" pursuant to this Agreement:
(a)    failure by the Company to pay or cause to be paid any Repayment Installment when due which failure results in an Event of Default under subparagraph (a) or (b) of Section 8.01 of the Indenture; or
(b)    failure by the Company to pay or cause to be paid the Purchase Price of a Bond when due which failure constitutes an Event of Default under subparagraph (c) of Section 8.01 of the Indenture; or
(c)    failure by the Company to observe and perform any covenant, condition or agreement on its part to be observed or performed in this Agreement, other than as referred to in (a) and (b) above, for a period of 90 days after written notice, specifying such failure and requesting that it be remedied, given to the Company by the Trustee or to the Company and the Trustee by the Issuer, unless the Issuer and the Trustee shall agree in writing to an extension of such time prior to its expiration; provided, however, if the failure stated in the notice cannot be corrected within the applicable period, the Issuer and the Trustee will not unreasonably withhold their consent to an extension of such time period if corrective action is instituted within the applicable period and diligently pursued until the failure is corrected; or
(d)    a proceeding or case shall be commenced, without the application or consent of the Company, in any court of competent jurisdiction seeking (i) liquidation, reorganization, dissolution, winding-up or composition or adjustment of debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of the Company or of all or any substantial part of its assets, or (iii) similar relief under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, and such proceeding or cause shall continue undismissed, or an order, judgment, or decree approving or ordering any of the foregoing shall be entered and shall continue in effect for a period of 90 days; or an order for relief against the Company shall be entered against the Company in an involuntary case under the Bankruptcy Code (as now or hereafter in effect) or other applicable law; or
(e)    the Company shall admit in writing its inability to pay its debts generally as they become due or shall file a petition in voluntary bankruptcy or shall make any general assignment for the benefit of its creditors, or shall consent to the appointment of a receiver or trustee of all or substantially all of its property, or shall commence a voluntary case under the Bankruptcy Code (as now or hereafter in effect), or shall file in any court of competent jurisdiction a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, or shall fail

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to controvert in a timely or appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under such Bankruptcy Code or other applicable law; or
(f)    dissolution or liquidation of the Company; provided that the term "dissolution or liquidation of the Company" shall not be construed to include the cessation of the corporate existence of the Company resulting from a combination, consolidation or merger of the Company into or with another Person or a dissolution or liquidation of the Company following a transfer of all or substantially all of its assets as an entity, under the conditions permitting such actions contained in Section 5.1 hereof; or
(g)    an Event of Default under the Indenture.
The provisions of Section 6.1(c) are subject to the limitation that the Company shall not be deemed in default if and so long as such failure is the result of Force Majeure. The Company agrees, however, to use commercially reasonable efforts to remedy the cause or causes preventing the Company from carrying out its agreements; provided that the settlement of strikes, lockouts and other industrial disturbances shall be entirely within the discretion of the Company and the Company shall not be required to make settlement of strikes, lockouts and other industrial disturbances by acceding to the demands of the opposing party or parties when such course is in the sole judgment of the Company unfavorable to the Company.
Section 6.2. Remedies on Default. Whenever any Event of Default referred to in Section 6.1 hereof shall have happened and be continuing, the Trustee, as assignee of the Issuer:
(a)    shall, by notice in writing to the Company and each Credit Provider, declare the unpaid balance of the Repayment Installments payable under Section 4.2(a) hereof to be due and payable immediately, if concurrently with or prior to such notice the unpaid principal amount of the Bonds shall have been declared to be due and payable, and upon any such declaration the same (being an amount sufficient, together with other moneys available therefor in the Bond Fund, to pay the unpaid principal of, premium, if any, and interest accrued on, the Bonds) shall become and shall be immediately due and payable as liquidated damages;
(b)    may take whatever action at law or in equity as may appear necessary or desirable to collect the payments and other amounts then due and thereafter to become due hereunder or to enforce performance and observance of any obligation, agreement or covenant of the Company under this Agreement; and
(c)    if applicable, shall immediately draw upon any Credit Facility constituting a letter of credit or otherwise realize moneys under any Credit Facility, if permitted by its terms and required by the terms of the Indenture, and apply the amount so drawn or realized in accordance with the Indenture and may exercise any remedy available to it thereunder.
Any amounts collected pursuant to action taken under this Section 6.2 shall be paid into the Bond Fund (unless otherwise provided in this Agreement) and applied in accordance with the

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provisions of the Indenture. No action taken pursuant to this Section 6.2 shall relieve the Company from the Company's obligations pursuant to Section 4.2 hereof.
No recourse shall be had for any claim based on this Agreement against any officer, director or stockholder, past, present or future, of the Company as such, either directly or through the Company, under any constitutional provision, statute or rule of law, or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise.
Nothing herein contained shall be construed to prevent the Issuer from enforcing directly any of its rights under Sections 4.2(e), 4.2(g), 5.3 and 6.4 hereof.
The Company shall promptly notify the Issuer of any action taken by the Company under the grant of authority from the Issuer under Section 8.01 of the Indenture.
Section 6.3. No Remedy Exclusive. No remedy herein conferred upon or reserved to the Issuer or the Trustee is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or now or hereafter existing at law or in equity or by statute. No delay or omission to exercise any right or power accruing upon any default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the Issuer or the Trustee to exercise any remedy reserved to it in this Article, it shall not be necessary to give any notice, other than such notice as may be herein expressly required. Subject to the provisions of the Indenture and hereof, such rights and remedies as are given the Issuer hereunder shall also extend to the Trustee. The Owners of the Bonds, subject to the provisions of the Indenture, shall be entitled to the benefit of all covenants and agreements herein contained.
Section 6.4. Agreement to Pay Fees and Expenses of Counsel. In the event the Company should default under any of the provisions of this Agreement and the Issuer or the Trustee should employ Counsel or incur other expenses for the collection of the indebtedness hereunder or the enforcement of performance or observance of any obligation or agreement on the part of the Company herein contained, the Company agrees that it will on written demand therefor pay to the Trustee or the Issuer (or to the Counsel for either of such parties if directed by such party), the reasonable fees and expenses of such Counsel and such other expenses so incurred by or on behalf of the Issuer or the Trustee.
Section 6.5. No Additional Waiver Implied by One Waiver; Consents to Waivers. In the event any agreement contained in this Agreement should be breached by either party and thereafter waived by the other party, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder. No waiver shall be effective unless in writing and signed by the party making the waiver. The Issuer shall have no power to waive any

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default hereunder by the Company without the consent of the Trustee to such waiver. The Trustee shall have the power to waive any default by the Company hereunder, except a default under Section 3.4, 4.2(e), 4.2(g), 5.3 or 6.4 hereof, in so far as it pertains to the Issuer, without the prior written concurrence of the Issuer. Notwithstanding the foregoing, if, after the acceleration of the maturity of the outstanding Bonds by the Trustee pursuant to Section 8.01 of the Indenture, (i) all arrears of principal of and interest on the outstanding Bonds and interest on overdue principal and (to the extent permitted by law) on overdue installments of interest at the rate of interest borne by the Bonds on the date on which such principal or interest became due and payable and the premium, if any, on all Bonds then Outstanding which have become due and payable otherwise than by acceleration, and all other sums payable under the Indenture, except the principal of and the interest on such Bonds which by such acceleration shall have become due and payable, shall have been paid, (ii) all other things shall have been performed in respect of which there was a default, (iii) there shall have been paid the reasonable fees and expenses of the Trustee and of the Owners of such Bonds, including reasonable attorneys' fees paid or incurred and (iv) such event of default under the Indenture shall be waived in accordance with Section 8.04 of the Indenture with the consequence that such acceleration under Section 8.01 of the Indenture is rescinded, then the Company's default hereunder shall be deemed to have been waived and its consequences rescinded and no further action or consent by the Trustee or the Issuer shall be required; provided that there has been furnished an Opinion of Bond Counsel to the effect that such waiver will not adversely affect the exemption from federal income taxes of interest on the Bonds.
Section 6.6. Rights of Credit Providers upon an Event of Default. Notwithstanding any other provision of this Article VI, while any Credit Facility is in effect for any series of Bonds and so long as such Credit Provider is not in default with respect to its obligations thereunder, the Trustee and the Issuer may not exercise any remedy described in Section 6.2 hereof without each such Credit Provider's prior written consent and no Event of Default hereunder shall be waived by the Trustee or the Issuer or the Bondholders to the extent they may otherwise be permitted to waive an Event of Default hereunder, without, in any case, the prior written consent of each such Credit Provider and, if applicable, rescission by each such Credit Provider of any notice of an event of default under the related Credit Agreement. No Event of Default can be waived, in any circumstance, unless the Trustee has received written notice from each applicable Credit Provider that its Credit Facility has been fully reinstated and is in full force and effect. While any Credit Facility is in effect for any series of Bonds and so long as such Credit Provider is not in default with respect to its obligations thereunder, such Credit Provider shall be entitled, but not obligated, to request that the Trustee exercise or to direct the Trustee in the exercise of all rights and remedies upon the occurrence of an Event of Default under the Indenture as provided in Section 8.11 thereof.
If a Credit Facility is in effect for any series of Bonds, and the Credit Provider wrongfully dishonors a demand for payment made in strict compliance with the terms of the related Credit

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Facility, for so long as such demand for payment remains unpaid by the Credit Provider, fifty-one percent (51%) of the Bondholders of the series of Bonds enhanced by such Credit Facility shall have the right at any time, by an instrument or instruments in writing executed and delivered to the Trustee, to direct the method and place of conducting all proceedings to be taken in connection with the enforcement of the terms and conditions of the Credit Facility or any other proceedings hereunder; provided that such direction shall be in accordance with applicable law.
ARTICLE VII

OPTIONS AND OBLIGATIONS OF COMPANY;
PREPAYMENTS; REDEMPTION OF BONDS
Section 7.1. Option to Prepay. The Company shall have, and is hereby granted, the option to prepay the payments due under Section 4.2(a) hereof in whole or in part at any time or from time to time (a) to provide for the redemption of Bonds under the circumstances set forth in Section 4.01(a), (b), (c), (d) and (e) of the Indenture or (b) to provide for the defeasance of the Bonds pursuant to Article XI of the Indenture. In the event the Company elects to provide for the redemption of Bonds as permitted by this Section, the Company shall notify and instruct the Trustee in accordance with Section 7.3 hereof to redeem all or any portion of the Bonds in advance of maturity. If the Company so elects, any optional redemption of Bonds pursuant to Section 4.01(a), (b), (c), (d) and (e) of the Indenture may be made conditional.
Section 7.2. Obligation to Prepay. The Company covenants and agrees that if all or any part of the Bonds are unconditionally called for redemption in accordance with the Indenture or become subject to mandatory redemption, it will prepay the indebtedness hereunder in whole or in part in an amount sufficient to redeem such Bonds on the date fixed for the redemption of such Bonds.
Section 7.3. Notice and Date of Prepayment. (a) To exercise an option granted in or to perform an obligation required by this Article VII, the Company shall give to the Trustee written notice at least three (3) Business Days (or such shorter period of time as shall be acceptable to the Trustee) prior to the last day by which the Trustee is required to give notice of redemption pursuant to Section 4.03(a) of the Indenture specifying the date upon which any prepayment will be made.
(b)    If the Company fails to give notice of a prepayment required by Section 7.3(a) hereof, such notice may be given by the Issuer, by the Trustee or by any holder or holders of 10% or more in aggregate principal amount of the Bonds outstanding. The Issuer and the Trustee at the request of the Company or any such Bondholder shall forthwith take all steps necessary under the applicable provisions of the Indenture (except that the Issuer shall not be required to make payment of any money required for such redemption other than from Revenues) to effect redemption of all or part of the then Outstanding Bonds, as the case may be, on the earliest practicable date thereafter on which such redemption may be made under applicable provisions of the Indenture.

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(c)    Notwithstanding anything to the contrary in this Agreement, each notice contemplated in this Section that is given with respect to an optional prepayment pursuant to Section 7.1 hereof may state as provided in Section 4.03(a) of the Indenture that it is subject to and conditional upon receipt by the Trustee on or prior to the proposed prepayment date of moneys in an amount sufficient to effect such prepayment and such notice shall be of no force and effect and the prepayment need not be made and the Repayment Installments will not become due and payable on the proposed prepayment date unless such moneys are so received on or prior to the proposed prepayment date.
ARTICLE VIII

MISCELLANEOUS
Section 8.1. Notices. It shall be sufficient service of any notice, request, complaint, demand, communication or other paper on any Notice Party if the same shall be, unless otherwise specifically provided herein or in the related Credit Facility with respect to any Credit Provider, duly mailed by first class mail, postage prepaid, sent by Electronic Means, or delivered by hand or by messenger service (including, without limitation, overnight delivery service) addressed as set forth in Section 12.06 of the Indenture. A duplicate copy of each notice, certificate or other communication given hereunder by either the Issuer or the Company to the other shall also be given to the Trustee. Any notice required to be given hereunder in writing may be given by any Electronic Means. Each Notice Party shall file with the Trustee and the other Notice Parties information appropriate to receiving notices by Electronic Means. Any Notice Party may, by notice given hereunder, designate any further or different addresses to which subsequent notices, certificates or other communications shall be sent.
Section 8.2. Assignments. This Agreement may not be assigned by either party without consent of the other and the Trustee, except that the Issuer shall assign to the Trustee its rights under this Agreement (except under Sections 4.2(e), 4.2(g), 5.3, 6.2 (but only to the extent of charges and expenses incurred by the Issuer or the Trustee in the exercise of remedies pursuant to such Section) and 6.4 hereof) as provided by Section 4.4 hereof, and the Company may assign its rights under this Agreement to any transferee or any surviving or resulting Person as provided by Section 5.1 hereof.
Section 8.3. Severability. If any provision of this Agreement shall be held or deemed to be or shall, in fact, be illegal, inoperative or unenforceable, the same shall not affect any other provision or provisions herein contained or render the same invalid, inoperative, or unenforceable to any extent whatever.
Section 8.4. Execution of Counterparts. This Agreement may be simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

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Section 8.5. Amounts Remaining in Funds. It is agreed by the parties hereto that after payment in full of (i) the principal of, premium, if any, and interest on the Bonds (or provision for payment thereof having been made in accordance with the provisions of the Indenture), (ii) the fees, charges and expenses of the Trustee in accordance with the Indenture, (iii) the Administrative Expenses, (iv) the fees and expenses of the Remarketing Agent and the Issuer and (v) all other amounts required to be paid under this Agreement and the Indenture, including without limitation amounts required to be paid pursuant to the Tax Agreement, any amounts remaining in any fund, account or subaccount held by the Trustee under the Indenture (except amounts held pursuant to Section 6.06 and Article XI of the Indenture) shall belong to the Company after payment to the Credit Providers, so long as Credit Facilities are then in effect for a series of Bonds from such Credit Providers, but only to the extent of any obligations owed by the Company to such Credit Providers and in accordance with any agreement among the Credit Providers. Following the payments provided above, the Trustee shall surrender the G&R Notes to the G&R Trustee for cancellation.
Section 8.6. Amendments, Changes and Modifications. Except as otherwise provided in this Agreement or the Indenture, subsequent to the initial issuance of the Bonds and prior to their payment in full, or provision for such payment having been made as provided in the Indenture, this Agreement may not be effectively amended, changed, modified, altered or terminated except in accordance with Article X of the Indenture.
Section 8.7. Governing Law. This Agreement shall be governed exclusively by and construed in accordance with the applicable laws of the State.
Section 8.8. Authorized Issuer and Company Representatives. Whenever under the provisions of this Agreement the approval of the Issuer or the Company is required to take some action at the request of the other, such approval of such request shall be given for the Issuer by the Authorized Issuer Representative and for the Company by the Authorized Company Representative, and the other party hereto, the Trustee and any Remarketing Agent shall be authorized to act on any such approval or request and neither party hereto shall have any complaint against the other or against the Trustee or such Remarketing Agent as a result of any such action taken.
Section 8.9. Term of the Agreement. This Agreement shall be in full force and effect from its date to and including such date as all of the Bonds issued under the Indenture shall have been fully paid or retired (or provision for such payment shall have been made as provided in the Indenture), provided that all representations and certifications by the Company as to all matters affecting the Tax-Exempt status of the Bonds and the covenants of the Company in Sections 4.2(c), 4.2(d), 4.2(e), 4.2(f) and 4.2(g) hereof shall survive the termination of this Agreement.
Section 8.10. Cancellation at Expiration of Term. At the acceleration, termination or expiration of the term of this Agreement and following full payment of the Bonds or provision for

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payment thereof and of all other fees and charges having been made in accordance with the provisions of this Agreement and the Indenture, the Issuer shall deliver to the Company any documents and take or cause the Trustee to take such actions as may be necessary to effectuate the cancellation and evidence the termination of this Agreement.

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IN WITNESS WHEREOF, the Issuer and the Company have caused this Agreement to be executed in their respective corporate names and their respective corporate seals to be hereunto affixed and attested by their duly authorized officers, all as of the date first above written.

WASHOE COUNTY, NEVADA

	By	/s/ Kitty K. Jung
Chair
Board of County Commissioner
(SEAL)

Attest:

/s/ Nancy L. Parent
County Clerk

SIERRA PACIFIC POWER COMPANY

	By	/s/ E. Kevin Bethel
Senior Vice President, Chief Financial Officer

(SEAL)

Attest:

/s/ Douglas A. Cannon
Secretary

[Signature Page to Financing Agreement]